Exhibit 99.1
Press release issued February 11, 2004

                         Ross Systems 2nd Quarter Report
            Company reports 26% increase in software license revenue
            --------------------------------------------------------

ATLANTA February 11, 2004 - Ross Systems, Inc. (NASDAQ: ROSS), a leading provider of enterprise software solutions for manufacturers, today announced results for its second fiscal quarter, which ended December 31, 2003. The Company reported a net loss of $0.4 million or $0.15 per share, after merger transaction costs and an arbitration settlement charge which totaled $2.1 million. The merger transaction costs are associated with the merger with CDC Software, a subsidiary of chinadotcom. The arbitration settlement related to a product distribution agreement with a Dutch software firm which was terminated by the company in 2001. As previously reported, the Hart Scott Rodino waiting period for the merger has elapsed without challenge and the merger, subject to stockholder approval, is now expected to proceed during the second quarter of calendar 2004.

Revenues for the quarter at $13.5 million increased 11% from $12.2 million in the prior year's same quarter. Software license revenue for the quarter at $4.4 million increased 26% from $3.5 million in the prior year's same quarter. Consulting service revenue at $4.0 million increased 14% from $3.5 million in the prior year's same quarter. Maintenance revenue at $5.1 million declined 1% from $5.2 million in the prior year's same quarter. The net loss for the quarter of $0.4 million or $0.15 per share, compared to a net profit of $1.4 million or $0.45 per diluted share in the prior year's same quarter. Excluding the $2.1 million of settlement and transaction costs noted above the earnings would have been $1.7 million for a 21% improvement over the prior year's same quarter.

Net cash of $7.4 million this quarter increased $1.3 million over the prior year's same quarter and declined $0.6 million from the previous quarter, reflecting the merger transaction and settlement costs incurred during the quarter.

The Company has no long-term debt, and deferred revenues this quarter increased to $10.6 million from $10.1 million in the sequential quarter. Accounts receivable, at $13.9 million, increased from $11.7 million in the sequential quarter. Accounts receivable turnover at 87 days increased slightly compared to 84 days in the sequential quarter.

For the six month period, the Company reported revenue of $25.3 million or a 7% increase over the prior year's same period and a net loss of $0.9 million or $0.34 per share after settlement and transaction costs of $2.9 million compared to a net profit of $2.0 million or $0.65 per share for the prior year's same period.

"Contributing to this quarter's software license results were both an increase in new customer licenses of the complete suite of process manufacturing software products as well as sales of our Internet Application Framework (IAF) and related browser capabilities to improve user productivity. We are also pleased that our existing customers continue to upgrade and implement additional iRenaissance applications and are excited by the increased activity level in new account decisions for Ross," said J. Patrick Tinley, Ross' Chairman and CEO.

About Ross Systems
------------------
Ross Systems, Inc. (NASDAQ: ROSS) delivers innovative software solutions that help manufacturers worldwide fulfill their business growth objectives through increased operational efficiencies, improved profitability, strengthened customer relationships and streamlined regulatory compliance. Focused on the food and beverage, life sciences, chemicals, metals and natural products industries and implemented by over 1,000 customer companies worldwide, the company's family of Internet-architected solutions is a comprehensive, modular suite that spans the enterprise, from manufacturing, financials and supply chain management to customer relationship management, performance management and regulatory compliance.

Publicly traded on the NASDAQ since 1991, Ross's global headquarters are based in the U.S. in Atlanta, Georgia, with sales and support operations around the world. www.rossinc.com.


STATEMENTS IN THIS ANNOUNCEMENT, WHICH EXPRESS THAT THE COMPANY "BELIEVES", "ANTICIPATES", "EXPECTS", "PLANS TO..." OR "SHOULD BEGIN TO..." AS WELL AS OTHER STATEMENTS, WHICH ARE NOT HISTORICAL FACT, ARE FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD LOOKING STATEMENTS IN THIS ANNOUNCEMENT INCLUDE STATEMENTS ABOUT THE PROPOSED MERGER. ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY AS A RESULT OF RISKS AND UNCERTAINTIES, INCLUDING THE RISK THAT THE MERGER IS NOT APPROVED BY ROSS SHAREHOLDERS OR IS OTHERWISE NOT COMPLETED, THE RISK THAT THE ANTICIPATED BENEFITS OF THE MERGER ARE NOT REALIZED, QUARTERLY FLUCTUATION OF SOFTWARE PRODUCT LICENSE REVENUE, WEAKENING OF CUSTOMER DEMAND FOR ENTERPRISE SYSTEMS, THE COMPANY'S MAINTENANCE OF A MINIMAL BACKLOG, THE UNCERTAINTY OF DEMAND FOR NEW PRODUCT OFFERINGS AND OTHER RISKS AND UNCERTAINTIES DESCRIBED IN REPORTS FILED BY THE COMPANY WITH THE SEC, INCLUDING THE ANNUAL REPORT ON FORM 10-K FILED FOR THE YEAR ENDED JUNE 30, 2003. YOU ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON ANY FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE OF THIS ANNOUNCEMENT. WE DO NOT UNDERTAKE ANY OBLIGATION TO PUBLICLY UPDATE OR RELEASE ANY REVISIONS TO THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE OF THIS ANNOUNCEMENT OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS, EXCEPT AS REQUIRED BY LAW.

                       ROSS SYSTEMS, INC. AND SUBSIDIARIES


                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)
                                   (Unaudited)


                                                                     Three months ended                     Six months ended
                                                                           December 31                          December 31
                                                              ----------------------------------  ---------------------------------
                                                                    2003              2002             2003              2002
                                                              ----------------  ----------------- ---------------- ----------------
Revenues:
     Software product licenses                                $        4,388    $        3,474    $        7,350   $        7,206
     Consulting and other services                                     4,022             3,534             7,578            6,305
     Maintenance                                                       5,116             5,165            10,347           10,088
                                                              ----------------- ----------------- ---------------- -----------------
           Total revenues                                             13,526            12,173            25,275           23,599
                                                              ----------------- ----------------- ---------------- ----------------

Operating expenses:
      Costs of software product licenses                                 502               521               846              867
     Costs of consulting and maintenance                               5,180             4,176            10,178            8,577
     Sales and marketing                                               3,059             2,883             5,749            5,305
     Product development net of capitalized and                        1,940             1,746             4,040            3,547
     amortized computer  software costs
     General and administrative                                          930             1,045             2,072            2,406
     Litigation settlement cost                                        1,896                 -             1,896                -
     Provision for uncollectible accounts                                 96               242               231              514
                                                              ----------------- ----------------- ---------------- -----------------
           Total operating expenses                                   13,603            10,613            25,012           21,216
                                                              ----------------- ----------------- ---------------- ----------------
Operating earnings (loss)                                                (77)            1,560               263            2,383
Prospective merger transaction costs                                    (239)                -              (997)               -
Other financial, net benefit (expense)                                   (41)              (27)              (29)            (122)
                                                              ----------------- ----------------- ---------------- ----------------
Earnings (loss) before taxes                                            (357)            1,533              (763)           2,261
     Income tax expense                                                    5                65                83              155
                                                              ----------------- ----------------- ---------------- ----------------
Net (loss) earnings                                           $         (362)   $        1,468    $         (846)   $       2,106
     Preferred stock dividend                                            (38)              (38)              (75)             (75)
                                                              ----------------- ----------------- ---------------- ----------------
Net (loss) profit available to common shareholders            $         (400)   $        1,430   $          (921)  $        2,031
                                                              ================= ================= ================ ================
Net earnings (loss)  per common share - basic                 $        (0.15)   $         0.54    $        (0.34)  $         0.77
Net earnings (loss)  per common share - diluted               $        (0.15)   $         0.45    $        (0.34)  $         0.65
                                                              ================= ================= ================ ================


Shares for basic calculation                                           2,658             2,642             2,696            2,635
                                                              ================= ================= ================ ================

Shares for diluted calculation                                         2,658             3,260             2,696            3,252
                                                              ================= ================= ================ ================

                       ROSS SYSTEMS, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                    (In thousands, except share related data)

                                                                                       December 31,         June 30,
                                                                                           2003               2003
                                                                                     --------------     --------------
ASSETS                                                                                (unaudited)
Current assets:
     Cash and cash equivalents                                                       $      7,366       $      8,628
     Accounts receivable, less allowance                                                   13,942             12,880
         for doubtful accounts and returns
     Prepaid and other current assets                                                         488                731
                                                                                     --------------     --------------
              Total current assets                                                         21,796             22,239

Property and equipment                                                                      1,243             1,406
Computer software costs                                                                    12,832             13,573
Other assets                                                                                2,993             s 2,993
                                                                                     --------------     --------------
              Total assets                                                           $     38,864       $     40,211
                                                                                     ==============     ==============
LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
     Current installments of debt                                                    $      5,309       $      2,800
     Accounts payable                                                                       2,025              2,978
     Accrued expenses                                                                       4,655              4,940
     Income taxes payable                                                                      68                261
     Deferred revenues                                                                     10,590             12,203
                                                                                     --------------     --------------
             Total current liabilities                                                    22,647             23,182
                                                                                     --------------     --------------
Shareholders' equity:
     Common stock                                                                              28                 28
     Preferred stock                                                                        2,000              2,000
     Additional paid-in capital                                                            87,157             87,189
     Accumulated deficit                                                                  (69,940)           (69,094)
     Accumulated comprehensive deficit                                                     (1,908)            (1,749)
     Treasury stock                                                                        (1,120)            (1,345)
                                                                                     --------------     --------------
         Total shareholders' equity                                                        16,217             17,029
                                                                                     --------------     --------------
              Total liabilities and shareholders' equity                             $     38,864       $     40,211
                                                                                     ==============     ==============


SOURCE Ross Systems, Inc.

CONTACT: Robert B. Webster of Ross Systems, +1-770-351-9600, or
bobwebster@rossinc.com
----------------------
URL: www.rossinc.com
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